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Exhibit 99(a)(5)

For Immediate Release:

Contact:
Jordon Kruse
Calypso Acquisition Corp.
(213) 830-6300

Contact: Larry E. Dennedy
MacKenzie Partners, Inc.
(212) 929-5500
(800) 322-2885

CYANCO HOLDING CORP. AND CALYPSO ACQUISITION CORP. ANNOUNCE
COMMENCEMENT OF TENDER OFFER FOR SHARES
OF NEVADA CHEMICALS, INC.

        September 19, 2008—Sandy, Utah—Calypso Acquisition Corp. today announced that it has commenced a tender offer for all of the common stock of Nevada Chemicals, Inc. (NASDAQ: NCEM), at a purchase price of $13.37 per share, net to the seller, in cash. The tender offer is being made pursuant to an agreement and plan of merger, dated September 5, 2008, among Nevada Chemicals, Inc., Cyanco Holding Corp. and its wholly owned subsidiary, Calypso Acquisition Corp. The tender offer is scheduled to expire at 12:00 midnight, New York City time at the end of Friday, October 17, 2008, unless extended.

        MacKenzie Partners, Inc. is the Information Agent for the tender offer. American Stock Transfer & Trust Company, LLC is the Depositary for the tender offer.

        For further information, please contact MacKenzie Partners, Inc. at (800) 322-2885.

        Calypso Acquisition Corp. is an indirect wholly-owned subsidiary of OCM Principal Opportunities Fund IV, L.P., an affiliate of Oaktree Capital Management, L.P. Each of Calypso Acquisition Corp. and Cyanco Holding Corp. was formed for the purpose of entering into a business combination transaction with Nevada Chemicals, Inc. and has not carried on any business activities other than in connection with the tender offer and the proposed merger.

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        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Nevada Chemicals, Inc. Calypso Acquisition Corp. and Cyanco Holding Corp. have filed a Tender Offer Statement with the U.S. Securities and Exchange Commission. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are being mailed to all stockholders of Nevada Chemicals, Inc. at no expense to the stockholders. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement are also available for free at the Securities and Exchange Commission's Web site at www.sec.gov. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release because they contain important information.

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  Exhibit 99(a)(5)
CYANCO HOLDING CORP. AND CALYPSO ACQUISITION CORP. ANNOUNCE COMMENCEMENT OF TENDER OFFER FOR SHARES OF NEVADA CHEMICALS, INC.